Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is entered into between PTGi International Carrier Services, Inc. (the “Employer”) and Mesfin Demise (“Employee”) (the Employer and Employee will be collectively referred to hereinafter as the “Parties”).
WHEREAS, Employee is employed by the Employer as an “at will” employee;
WHEREAS, Employee’s last day of employment with the Employer (the “Termination Date”) will be August 12, 2016 or at an earlier or later date determined at the sole discretion of the Company (the "Scheduled Termination Date”);
WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment on the terms set forth herein;
NOW THEREFORE, the Parties mutually understand and agree as follows:
1.Severance Pay. Employer shall pay “Severance Pay” in the gross amount of Eighty Two Thousand Five Hundred Dollars ($82,500.00) less applicable taxes and other lawful withholdings, which shall be paid on the Employer’s first payroll date that is at least five (5) business days following the Effective Date of this Agreement (as defined in Paragraph 12 below), subject to the Employer’s timely receipt of this Agreement executed by Employee and the expiration of the seven (7)-day period within which Employee may revoke Employee’s acceptance of this Agreement as explained in Paragraph 12 below, and provided Employee has not exercised such right of revocation.
2.Consideration. Employee acknowledges that the Severance Pay set forth herein exceeds any amount to which Employee would otherwise be entitled upon termination of employment without providing a release of claims. Irrespective of whether Employee signs this Agreement, Employee will be paid, subject to applicable taxes and other lawful withholdings, for any unpaid salary and accrued, unused paid time off earned through the Termination Date, and will be reimbursed for authorized business expenses submitted in accordance with Company policies before the Termination Date; the foregoing amounts will be paid on the first payroll date following the Termination Date.
3.Waiver and Release. For valuable consideration from the Employer, Employee waives, releases, and forever discharges the Employer and HC2 Holdings, Inc. and their current and former affiliates, subsidiaries, board members, officers, attorneys, agents, and employees (collectively referred to as the “Employer Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Employer and/or the Employer Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a)anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act of 1967 and the Older Worker Benefit Protection Act, which prohibit discrimination on the basis of age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the New York State Human Rights Law, as amended, and the New York City Human Rights Law, as amended, which prohibit discrimination based on age, disability, race, color, national origin, citizenship, religion, pregnancy, sex, sexual orientation, and marital status; and any other federal, state, or local laws prohibiting employment or wage discrimination, or retaliation;
(b)other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; the New York Labor Law, as amended; the New York Civil Rights Law, as amended; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment;
(c)tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and
(d)all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Employer and/or the Employer Releasees by any government agency or other entity or person.
Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.
4.Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude any rights or claims that (a) may arise after the date on which Employee executes this Agreement; or (b) cannot be released under applicable law (such as worker’s compensation benefits and unemployment compensation claims). Moreover, nothing in this Agreement shall prevent or preclude Employee from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.
5.No Other Claims. Except to the extent previously disclosed by Employee in writing to the Employer, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Employer and/or the Employer Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act [“FLSA”] and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Employer and/or the Employer Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness while employed by the Employer, and Employee is not currently aware of any facts or circumstances that would give rise to any worker’s compensation claim against the Employer and/or the Employer Releasees.
6.Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Employer. Such disclosure shall not disqualify Employee from receiving Separation Pay under this Agreement; provided, however, that the amount of Severance Pay described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.
7.Non-Disparagement. Employee will refrain from making negative or disparaging remarks about the Employer or the Employer Releasees. Employee will not provide information or issue statements regarding the Employer or the Employer Releasees, or take any other action, that would cause the Employer or the Employer Releasees embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employee from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, or from providing truthful information to government or regulatory agencies.
8.Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.
9.Confidentiality. Employee represents and warrants that Employee has not communicated any aspect of the terms or substance of any negotiations leading up to this Agreement (the “Separation Negotiations”) to anyone other than Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor. Employee agrees that Employee will keep the terms and substance of the Separation Negotiations and this Agreement confidential, and that Employee will not disclose such information to anyone outside of Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor, except as may be required by law. If Employee advises anyone in Employee’s immediate family and/or Employee’s financial advisor about the Separation Negotiations or this Agreement, Employee agrees to advise that person of the confidentiality of the Separation Negotiations and this Agreement and to instruct that person not to disclose the terms, conditions, or substance of them to anyone. If Employee is asked about the Separation Negotiations or this Agreement, Employee agrees to limit any response to the following statement only: “The matter has been settled and that is all that I can say about it.”
10.Return of Employer Property. Employee represents and warrants that Employee has returned all property belonging to the Employer, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronically stored information, credit cards bearing the Employer’s name, and other Employer property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement and compensation documents concerning Employee.
11.Consultation With Legal Counsel. The Employer hereby advises Employee to consult with an attorney prior to signing this Agreement.
12.Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to Employee. Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period, but no sooner than the Termination Date. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Employer contact:
PTGi International Carrier Services, Inc.
Suzi R. Herbst
450 Park Avenue, 30th Floor
New York, New York 10022
If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it (the “Effective Date”).
13.Cooperation.  Employee agrees to cooperate fully with the Employer and Employer Releasees and consult with the Employer and Employer Releasees in connection with the transition of Employee’s responsibilities, and to provide information as needed by the Employer and Employer Releasees from time to time on a reasonable basis, including, but not limited to, cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during the Employee’s employment with the Employer or Employer Releasees.  Employee agrees to assist the Employer or Employer Releasees as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Employer or Employee Releasees.  Employee agrees to meet at reasonable times and places with the Employer’s or Employee Releasees’ representatives, agents or attorneys for purposes of preparing for such activities.  To the extent practicable and within the control of the Employer or Employee Releasees, Employee will use reasonable efforts to schedule the timing of Employee’s participation in any such activities in a reasonable manner to take into account Employee’s then current employment.  The Employer or Employee Releasees will pay the reasonable documented out-of-pocket expenses that Employee incurs for any travel required by the Employer with respect to those activities.
14.Choice of Law. This Agreement is made and entered into in the State of New York and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of the State of New York.
15.Severability; Waiver. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. No term, covenant or representation in this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, representation or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, representation or breach.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A signed counterpart delivered as a PDF by email or by facsimile shall be as valid and binding as an original.
17.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Employer, and the Employer Releasees, and their respective representatives, predecessors, heirs, and successors, and the assigns of the Employer. This Agreement may not be assigned by Employee, and any assignment by Employee shall be null and void ab initio.
18.Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Employer and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, understanding or assumption not set forth in this Agreement.
19.Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has been informed that Employee may only sign this Agreement on or after the Termination Date, and that any signature before that date will be null and void; (b) has been informed that Employee has at least twenty-one (21) days from the date that Employee receives this Agreement, and at least seven (7) days after the Termination Date, to consider whether to sign this Agreement, but may sign it before the end of those twenty-one day and seven day periods; (c) has carefully read and understands the terms of this Agreement; (d) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (e) understands its terms and significance and intends to abide by its provisions without exception; (f) has not made any false statements or representations in connection with this Agreement; and (g) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Employer and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

PTGi International Carrier Services, Inc.

/s/ Craig Denson                    /s/ Mesfin Demise
By:     Craig Denson                    Mesfin Demise
Title:     President                    Date: 7/20/16
Date:    July 20, 2016